UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2008

Longs Drug Stores Corporation

(Exact Name of Registrant as Specified in Charter)

Maryland	1-8978	68-0048627
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

141 North Civic Drive Walnut Creek, California	94596
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (925) 937-1170

(Former Name or Former address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) On March 6, 2008, Karen L. Stout left her position as Executive Vice President and Chief Operating Officer of Longs Drug Stores California, Inc., as announced in the Company’s press release attached as Exhibit 99.1 to this Current Report. Ms. Stout’s departure is governed by the terms and conditions set forth in her Retention Agreement.

(c) On March 7, 2008, Todd J. Vasos was appointed to serve as Executive Vice President and Chief Operating Officer of Longs Drug Stores California, Inc., as announced in the Company’s press release attached as Exhibit 99.1 to this Current Report. Mr. Vasos has served as our Senior Vice President – Chief Merchandising Officer since March 2005. Prior to that, he served as our Senior Vice President–Marketing from December 2001 to March 2005. Mr. Vasos is 46 years old.

On March 4, 2008, the Company’s Board of Directors, upon the recommendation of the Governance and Nominating Committee, approved a slate of nominees for election to the Board at the Company’s 2008 annual meeting of stockholders, which is scheduled to be held on May 28, 2008. Leroy T. Barnes, Jr., Murray H. Dashe, Evelyn S. Dilsaver and Donna A. Tanoue will stand for re-election at such annual meeting.

(e) 1. Approval of Fiscal Year 2009 Bonus Targets.

On March 3, 2008, the Compensation Committee (the “Committee”) of the Board of Directors of the Company approved the Fiscal Year 2009 bonus targets and plan under the Company’s 2003 Executive Incentive Plan (“EIP”). The executive officers of the Company listed below are eligible to receive performance-based compensation for Fiscal Year 2009 based on the Company’s achievement of certain adjusted operating income, front-end same-store sales growth and prescription count growth targets. The target award is 90% of the base salary for Warren F. Bryant, the Company’s Chief Executive Officer. The actual award for Mr. Bryant may vary from zero to 250% of the target award, based on the actual level of achievement against the established performance targets. The target awards are 60% of the base salary for Steven F. McCann, the Company’s Executive Vice President and Chief Financial Officer, Bruce E. Schwallie, the Company’s Executive Vice President—Business Development and Managed Care, Todd J. Vasos, the Company’s Executive Vice President and Chief Operating Officer, Roger L. Chelemedos, the Company’s Senior Vice President—Finance, Controller and Treasurer, Lawrence J. Gatta, Jr., the Company’s Senior Vice President – Chief Merchandising Officer, Michael M. Laddon, Senior Vice President and Chief Information Officer, William J. Rainey, the Company’s Senior Vice President, General Counsel and Secretary, and Linda M. Watt, Senior Vice President—Human Resources. The actual award for each of the above officers, other than the Chief Executive Officer, may vary from zero to 200% of the target award, based on the actual level of achievement against the established performance targets. Any awards under the EIP will be paid following the completion of the fiscal year.

2. Approval of Performance-Based Restricted Stock Grant Program.

Also on March 3, 2008, the Company’s Compensation Committee approved a performance-based restricted stock grant program for executive officers under the Company’s 1995 Long-Term Incentive Plan (the “LTIP”). This program provides the Company’s executive officers with the opportunity to receive grants of restricted stock based on the achievement of certain earnings per share goals for the Company’s fiscal year 2009 and combined earnings per share goals for the Company’s 2009 and 2010 fiscal years. Any grants of restricted stock under the program will be made following certification by the Compensation Committee of the Company’s results for the applicable performance period and shall vest as follows subject to the participant’s continued employment with the Company on the vesting date: 33% upon certification by the Compensation Committee of the Company’s results for the applicable performance period; an additional 33% in January of the year following the year of certification; and the remaining 34% in January of the second year following the year of certification. The fiscal 2009 restricted stock target and combined fiscal 2009 and fiscal 2010 restricted stock targets are 18,000 and 27,000 shares respectively for Warren F. Bryant, the Company’s Chief Executive Officer. The fiscal 2009 restricted stock target and combined fiscal 2009 and fiscal 2010 restricted stock targets are 4,720 and 7,080 shares respectively for Steven F. McCann, Bruce E. Schwallie, and Todd J. Vasos, and 4,000 and 6,000 shares respectively for Roger L. Chelemedos, Lawrence J. Gatta, Jr., Michael M. Laddon, William J. Rainey, and Linda M. Watt. The actual number of shares of restricted stock awarded to each of the above officers, including the Chief Executive Officer, may vary from zero to 200% of the applicable restricted stock target, based on the actual level of achievement against the established performance targets.

Item 7.01	Regulation FD Disclosure.

On March 4, 2008, the Company issued a news release announcing a cash dividend. The full text of the news release is furnished as an exhibit hereto and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) The following exhibit is being furnished as part of this Form 8-K:

99.1	News Release of Longs Drug Stores Corporation dated March 7, 2008 related to appointment of a new Chief Operating Officer.

99.2	News Release of Longs Drug Stores Corporation dated March 4, 2008 related to cash dividend.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LONGS DRUG STORES CORPORATION

Dated: March 7, 2008	By:	/s/ William J. Rainey
William J. Rainey
	Its:	Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	News Release of Longs Drug Stores Corporation dated March 7, 2008 related to appointment of a new Chief Operating Officer.

99.2	News Release of Longs Drug Stores Corporation dated March 4, 2008 related to cash dividend.

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